Exhibit 99.1

Press Release

10200 South De Anza Boulevard, Cupertino, California 95014 USA	www.portal.com	Tel: +1 408.572.2000

Portal Software Announces Preliminary Fourth Quarter and Fiscal 2006 Results

Preliminary Results Generate Positive Cash Flow

CUPERTINO, February 8, 2006 - Portal Software, Inc. (PRSF.PK), the premier provider of billing and Revenue Management solutions for the global communications and media markets, today announced preliminary, unaudited information for its fourth quarter and its fiscal year 2006 which ended on January 27, 2006.

The Company achieved its stated goal of generating positive cash flow by the end of fiscal 2006 with cash flow of approximately $15.2 million to $16.2 million in the fourth quarter of the year. Cash collections during the quarter were $46.3 million.

Fourth quarter fiscal 2006 bookings increased 32% to $52.4 million compared with $39.7 million for the same period last year. Full year fiscal 2006 bookings were $142.7 million compared to bookings of $149.7 million for fiscal 2005. The Company won significant customer engagements including Vodafone, France Telecom Group, KPN, Telecom Argentina and T-mobile USA. Bookings growth was driven primarily by an increase in license sales which represented more than 47% of total bookings in the fourth quarter of fiscal 2006. Customers selected the company’s Portal 7 solution, the industry’s only fully convergent enterprise Revenue Management platform, which enables customers to quickly roll out a variety of new services including VoIP, prepaid and postpaid voice, data and content, and IPTV. Customer expansions at Swisscom, Telenor, and XO Communications also contributed to strong license growth.

“We are pleased with our fourth quarter results,” said Dave Labuda, Portal’s chief executive officer. “We believe this solid performance positions us well for the coming year. While we continue to expect fluctuations in our quarterly financial results, we are encouraged by our performance in the fourth quarter and turning cash flow positive in fiscal 2006.”

Selected Fourth Quarter Fiscal 2006 Preliminary, Unaudited Financial Information

•	Fourth quarter 2006 bookings grew to $52.4 million compared to $39.7 million for the same period last year and $20.8 million for the third quarter of 2006;

•	The Company expects to end the quarter with $15.2 to $16.2 million more in cash and investments than at the beginning of the quarter. This compares with a reduction in cash and investments of approximately $9.5 million during the third quarter of fiscal 2006.

•	Cash and investments at January 27, 2006 were between $60.0 and $61.0 million (including $13.4 million in restricted cash and investments), up from $44.8 million at the end of the third quarter of fiscal 2006;

Portal Software Reports Preliminary Fourth Quarter and Fiscal 2006 Results

Selected Fiscal 2006 Preliminary, Unaudited Financial Information

•	Fiscal 2006 bookings were $142.7 million compared to bookings of $149.7 million for fiscal 2005;

•	Total positive cash flow in fiscal 2006 is expected to be between zero and $1 million compared to negative $38.9 million for fiscal 2005.

SEC Filing Update

As disclosed previously, as a result of Portal’s extended financial close process, the Company is currently delinquent in filing its Form 10-K for the fiscal year ended January 28, 2005 and in filing its Form 10-Qs for fiscal 2006. The Company also expects to be delinquent in filing its Form 10-K for the fiscal year ended January 27, 2006.

Portal intends to seek re-listing on the NASDAQ Stock Market as soon as it can satisfy current NASDAQ’s listing standards. There can be no assurance, however, that the Company will be successful in obtaining re-listing with NASDAQ.

Conference Call Information

Portal will discuss its preliminary fourth quarter and fiscal 2006 results plus other financial and business information in a conference call and audio web cast on Wednesday, February 8, 2006 at 5:00 p.m. Eastern (2:00 p.m. Pacific).

To access the call, please dial in to one of the following numbers at 4:50 p.m. EST/1:50 p.m. PST on February 8, 2006: (800) 706-3415 (inside the US and Canada) or (706) 634-1314 (outside of the US). The conference ID is 5045851. The Portal Software, Inc. financial update call will also be simulcast at the investor relations section of Portal’s web site at www.portal.com. Additionally, an Internet playback will be available an hour following the call until 12:00 a.m. PST on February 8, 2007 at the investor relations section of Portal’s web site at www.portal.com. A tele-replay of the call also will be available for seven days commencing two hours after the live call. The tele-replay numbers are (800) 642-1687 or (706) 645-9291 and the passcode is 5045851.

This press release will be filed as an exhibit to a current report on Form 8-K and will be posted on Portal’s web site prior to the conference call described above. For a copy of this press release, please visit Portal’s investor relations site at www.portal.com.

About Portal Software, Inc.

Portal Software is the premier provider of billing and Revenue Management solutions for the global communications and media markets. The Company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems. Portal is the Revenue Management partner of choice to the world’s leading service providers including: Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

Portal Press Release	February 8, 2006

Portal Software Reports Preliminary Fourth Quarter and Fiscal 2006 Results

Forward Looking Statements

Statements in this release concerning Portal Software, Inc.’s bookings and cash are preliminary, unaudited financial information for the fourth quarter and entire fiscal year 2006. These statements, as well as statements regarding Portal 7 enabling customers to quickly roll-out services, that the fourth quarter and fiscal 2006 results position us strongly for the coming year, expectations regarding future quarterly financial results, the filing of our Form 10-K for fiscal year ended January 27, 2006, and re-listing on NASDAQ Stock Market are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following:

Portal’s auditors have not completed their audit of our fiscal 2005 results, nor commenced their review of our quarterly and fiscal 2006 results disclosed here and in previous releases. Consequently, our Audit Committee has not had an opportunity to complete its review of the preliminary financial results contained therein. During the course of completing these respective reviews and audit, we may determine we need to further revise materially the preliminary results reported herein, further revise preliminary results previously reported, and further adjust results reported for the first three quarters of fiscal year 2005 or further restate the results reported for previous periods. The material weaknesses in our internal controls significantly increase the risk that the preliminary financial results reported herein, including results reported as specific numbers or within ranges, as well as our previously issued financial results, may need to change. For instance, we may discover errors in determining these results or additional information that has a material impact upon them. In addition, customers are engaging in greater due diligence before making commitments and, as a result, some orders have been delayed and we may not reach our expected level of sales required to maintain operating cash flow positive results.

Significant consequences could result from one or more of these general or specific events occurring, particularly if they result in a material impact to our financial results. We would likely be further delayed in filing our Form 10-K for fiscal year 2005, our Forms 10-Q and 10-K for fiscal year 2006. In addition, we may incur additional costs, experience delays or the loss of new and existing business, as well as management distraction, private litigation, regulatory inquiries or enforcement action, and employee attrition. These consequences, if they materialize, would have a material adverse impact on our business and operations. Other factors which could cause actual results to differ from those discussed in this press release are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 30, 2004, our subsequent quarterly reports on Form 10-Q, and our current reports filed on Form 8-K. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

© 1996–2006. PORTAL and the PORTAL LOGO are trademarks or registered trademarks in the United States and in other countries, all owned by Portal Software, Inc. or its subsidiaries. Marks or names owned by other companies remain the property of their respective owners.

Contacts:

Investor Relations

408-572-2345, investor_relations@portal.com

Amy Cozamanis, Financial Relations Board

310-854-8314

acozamanis@financialrelationsboard.com

Portal Press Release	February 8, 2006

Portal Software Reports Preliminary Fourth Quarter and Fiscal 2006 Results

Media:

Kevin Payne, Portal Software

408-572-3614, kpayne@portal.com

Josh Aroner, Zeno Group

415-369-8107, josh.aroner@zenogroup.com

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Portal Press Release	February 8, 2006